UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy statement pursuant to section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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Sonesta International Hotels Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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116 HUNTINGTON AVENUE, FLOOR 9

BOSTON, MASSACHUSETTS 02116

April 20, 2010

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders to be held on May 25, 2010, at 9:00 a.m., notice of which is enclosed.  The Meeting will be held at the Company’s Corporate Offices, at 116 Huntington Avenue, Floor 9, Boston, Massachusetts.  I hope that as many stockholders as possible will attend.

Please date and sign the enclosed Proxy and return it in the accompanying envelope, even if you plan to attend the Meeting. This will not prevent you from voting in person at the Meeting if you so desire, in which case you may revoke your Proxy at that time. By returning your signed Proxy now, you can be sure that your vote will be counted even if you are not able to attend the Meeting.

The Annual Report of the Company for 2009 is being forwarded to stockholders together with this Notice and Proxy Statement; however, any stockholder who wishes to receive another copy of the Annual Report or the Company’s Form 10-K may obtain one, without charge, by writing to the Secretary of the Company at the above address.

Peter J. Sonnabend
Executive Chairman of the Board

116 HUNTINGTON AVENUE, FLOOR 9

BOSTON, MASSACHUSETTS 02116

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

To the Stockholders of
Sonesta International Hotels Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sonesta International Hotels Corporation (the “Company”), will be held at the Company’s Corporate Offices, at 116 Huntington Avenue, Floor 9, Boston, Massachusetts, on May 25, 2010, at 9:00 a.m., for the following purposes.

1.	To elect a Board of Directors named in the accompanying Proxy Statement.

2.	To consider and transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

Stockholders of record at the close of business on April 15, 2010 are entitled to notice of and to vote at the Meeting.

INTERNET AVAILABILITY OF PROXY MATERIALS

This Notice of Meeting, the Proxy Statement and the proxy card for the Annual Meeting, as well as our Annual Report to Shareholders for fiscal year 2009, are available at www.sonesta.com/proxyinformation.

By Order of the Board of Directors,

            David A. Rakouskas
            Secretary

Dated: April 20, 2010

PROXY STATEMENT

Solicitation of Proxies

    The accompanying Proxy is solicited by the Board of Directors of the Company. All shares represented by the accompanying Proxy will be voted in accordance with the specified choice of the stockholders. In the absence of directions, the Proxy will be voted “For” the election of the nominees for Directors named in this Proxy Statement (Item 1). The Proxy may be revoked at any time before it is exercised by notifying the Company in writing at the address listed on the Notice of Annual Meeting of Stockholders, Attention--Office of the Secretary, by delivering a later signed proxy, or by voting in person at the Meeting.   The Meeting will be held at the Company’s Corporate Offices, at 116 Huntington Avenue, Floor 9, Boston, Massachusetts.  If you wish to obtain directions to the Meeting and vote in person, you may contact us at smasterson@sonesta.com or 617-421-5450.

    All costs of solicitation of Proxies will be borne by the Company. In addition to solicitation by mail, the Company’s Directors, officers and regular employees, without additional remuneration, may solicit Proxies by telephone, facsimile and personal interviews. Brokers, custodians and fiduciaries will be requested to forward Proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket and clerical disbursements in connection therewith. This Proxy Statement and accompanying Proxy are first being mailed to stockholders on or about April 20, 2010.

Outstanding Voting Securities and Voting Rights

    The outstanding voting securities of the Company as of April 12, 2010 consisted of 3,698,230 shares of Common Stock. One third of the outstanding stock constitutes a quorum.  Only stockholders of record at the close of business on April 15, 2010 will be entitled to vote at the Meeting. Stockholders are entitled to one vote per share.  Stockholders are not entitled to cumulate their votes.

    The affirmative vote of holders of a majority of the votes properly cast at the Meeting is required to elect each Director.  A nominee for Director shall be elected to the Board of Directors if the votes cast “For” such nominee’s election exceed the votes cast “Against” such nominee’s election; provided, that Directors shall be elected by a plurality of the votes cast at the Meeting if there are more nominees for Directors than there are Director vacancies to be filled by such nominees.  To the Company’s knowledge, there are not currently more nominees than vacancies.

    As brokers will not have discretionary voting power on the election of Directors at the Meeting, there will be “broker non-votes” for such matter.  A “broker non-vote” occurs on an item when a broker identified as the record holder of shares is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction has been received.  If you do not instruct your broker how to vote with respect to the election of Directors, your broker may not vote with respect to this proposal and those votes will be counted as “broker non-votes.”    “Broker non-votes” will not count as votes “For” or “Against.”

    A majority of votes cast at the Meeting will be sufficient for any other matters properly presented at the Meeting.  For purposes of determining the number of votes cast, only those cast “For” or “Against” are included.

    Under Securities and Exchange Commission rules, boxes and a designated blank space are provided on the proxy card for stockholders to mark if they wish to abstain from voting for one or more nominees for Director. In accordance with New York State law, such abstentions are not counted in determining the votes cast in connection with the election of one or more of the nominees for Director, but do count towards the determination of a quorum for the Meeting.

ITEM 1. ELECTION OF DIRECTORS

    The persons named in the accompanying Proxy, unless otherwise instructed, intend to vote shares in favor of the election as Directors for the ensuing year of the nominees named below.  In case any of those named should become unwilling or unable to serve, it is intended that votes may be cast for a substitute and shares represented by properly executed Proxies shall be voted at the discretion of the persons designated in the Proxies for such other person(s) as the Board may designate as a Director nominee.  The Board of Directors of the Company has no reason to believe the persons named will be unable or decline to serve if elected.

    All nominees were recommended by the Company’s Nominating and Corporate Governance Committee and all of the nominees were approved by the current Board.

    A description of the specific experience, qualifications, attributes and skills that led the Company’s Board of Directors to conclude that each of the continuing members of the Board of Directors should serve as a Director is included with the biographical information of each Director below.  References to the qualifications, attributes and skills of Directors are pursuant to the rules and regulations of the Securities and Exchange Commission, do not constitute holding out of the Board or any Director as having any special expertise or experience and shall not impose any greater responsibility or liability on any such person or on the Board by reason thereof.

    The Board recommends that you vote FOR the election of each of the nominees listed below to serve as Directors of the Company until the 2011 Annual Meeting of Stockholders, or until their successors are elected and qualified.

Owned Beneficially as of
Nominees	April 1, 2010 (1)
Shares and
Percent of
Common Stock (2)
Name, Age and Principal Occupation

George S. Abrams                                                                              Age: 78; Director since May 1995;
  Attorney . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

    Mr. Abrams has been an attorney associated with the law firm Winer and Abrams, Boston, Massachusetts for more than 25 years.  He formerly served as General Counsel and Staff Director of the United States Senate Judiciary Subcommittee on Refugees.  Mr. Abrams is a Director of Viacom, Inc. and of National Amusements, Inc.  Mr. Abrams also serves as a trustee on visiting committees of a number of cultural, art-related and educational institutions, including the Museum of Fine Arts, in Boston, and Harvard University.  As the only practicing attorney on the Board and as a result of his many years of experience with hotel development and operations, and with corporate governance issues, Mr. Abrams brings to the Board important perspectives.

1,070 (Less than .1%)

Owned Beneficially as of
Nominees	April 1, 2010 (1)
Shares and
Percent of
Common Stock (2)
Name, Age and Principal Occupation

Joseph L. Bower                                                                              Age: 71; Director since May 1984;
Baker Foundation Professor of Business Administration, Harvard Business School . . . . . . . . . .

    Since 2008, Dr. Bower has been the Baker Foundation Professor of Business Administration at Harvard Business School and, prior to 2008, he was the Donald Kirk David Professor of Business Administration.  Dr. Bower serves as a director of Anika Therapeutics, Loews Inc., and the New America High Income Fund.  During the past five years, he also served as a director of the TH Lee Putnam EOP Fund.  Dr. Bower has more than three decades’ experience in corporate governance and management, and has written books on, and taught, these subjects at the Harvard Business School. Additionally, he has consulted with numerous organizations on issues of strategy and organizational development, including strategic planning and succession planning.  Dr. Bower’s diverse background, including his academic endeavors related to business, add unique value to his role as a Director.

400 (Less than .1%)

Charles J. Clark                                                                       Age: 61; Director since May 2003;
      Vice President for Asset Development, YouthBuild USA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

    Mr. Clark is Vice President for Asset Development at YouthBuild USA, a non-profit organization that assists out of work and out of school young adults.  Prior to joining YouthBuild in 2003, Mr. Clark was a Senior Vice President, Commercial Banking, with USTrust and Citizens Bank of Massachusetts from 1986 to January 2003, and has more than 30 years of experience in banking.   Mr. Clark serves on several non-profit boards and committees.  He is the Board Chair of Boston Community Capital, a member of the board of directors of Junior Achievement of Eastern Massachusetts, and a member of the corporation of the New England College of Optometry.  Mr. Clark is a member of the Finance and Administration Committee of the United Way of Massachusetts Bay.   He is a former Trustee of the New England College of Finance; a former Board Member of Jobs For Youth; a former Board Member of the Massachusetts Alliance for Small Contractors; a former member of the Investment Committee of the Property and Casualty Initiative; a former Board Member of Massachusetts Certified Development Corporation; and a former Board Member of YouthBuild USA.  Mr. Clark’s banking and financial background, and his familiarity with the Company over many years prior to his election to the Board, add value to his role as Director and as Chairman of the Board’s Audit Committee.
504 (Less than .1%)

Clarence A. Davis                                                                              Age: 68, Director since May 2009;
  Business Consultant. . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

    After serving four years in the Marines, Mr. Davis attended Long Island University, graduating in 1967 with a B.S. in Accounting.  Mr. Davis has worked as an educator, a Certified Public Accountant, a business consultant, a Chief Financial Officer, a Chief Operating Officer and, most recently, as a Chief Executive Officer.  From 1998 to 2000 he served as CFO of the American Institute of Certified Public Accountants (“AICPA”), and from 2000 to 2005 was AICPA’s COO.   From August 2007 until January 2009, Mr. Davis was CEO of Nestor, Inc.  He currently serves as a director of Gabelli SRI Fund and Gabelli Global Deal Fund.  He is involved in a number of business community and professional organizations.  Mr. Davis was recommended for service on the Board by funds under the control of Mario Gabelli that collectively control more than 20% of the Company’s stock.  Mr. Davis has an extensive business and accounting background.
None

Owned Beneficially as of
Nominees	April 1, 2010 (1)
Shares and
Percent of
Common Stock (2)
Name, Age and Principal Occupation

Irma Fisher Mann                                                                              Age: 71; Director since May 2007;
  President of IRMA, Inc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

    Over the past 30 years, Ms. Mann has worked in the hotel and hospitality industry, consulting with international clients in branding, marketing and communications.  Her clients have included: Four Seasons Hotels and Resorts, Sheraton Hotels, Sonesta International Hotels Corporation, Best Western Worldwide, the City of Hong Kong; and The Islands of the Bahamas, among others.  Ms. Mann was the first woman to hold a corporate officer position in the hotel industry, and the first to start an Advisory Board of both travel agents and meeting planners, and in other ways has been an industry innovator.  Ms. Mann spent 10 years as Chairman of Boston University's School of Hospitality.   She is currently on the International Board of Overseers at Tufts University, is a Trustee at Tufts Medical Center and is Chairman Emeritus of its Board of Governors.  She is a Fellow of Brandeis University, and she served in Government as the initiator of the Massachusetts Commission on the Status of Women.  Ms. Mann has been honored by HSMAI, inducted into its Hall of Fame and received its Albert E. Koehl Award for lifetime achievement in hospitality, the highest award given by the hotel industry.   In light of her experience providing strategic marketing advice in the hospitality industry, including several years as Vice President-Marketing for the Company, Ms. Mann brings unique expertise to the Board.

1,000 (Less than .1%)

Jacqueline Sonnabend  (3)                                                                             Age: 55; Director since May 2009;
Executive Vice President and Senior Quality Officer, Sonesta International Hotels Corporation . .

    Ms. Sonnabend graduated from Brandeis University in 1976, and from Columbia University’s School of Education in 1977.  From 1977 to 1983, Ms. Sonnabend worked in career development at Pace University.  She then attended New York University’s School of Business Administration, graduating in 1984.  From 1984 to 1985, Ms. Sonnabend served as Director of Human Resources at Royal Sonesta Hotel Boston, before moving to the Company’s Corporate Office as Vice President-Human Resources, in 1985.  She was named Executive Vice President in 1991, and assumed her additional responsibilities as Senior Quality Officer in 2008.  Ms. Sonnabend has served on the Advisory Board of the Boston University School of Hospitality Administration for more than 10 years.  With more than 25 years of experience in the hospitality industry, and as a significant shareholder in the Company, Ms. Sonnabend is a valued member of the Board.

209,556 (5.7%)

Owned Beneficially as of
Nominees	April 1, 2010 (1)
Shares and
Percent of
Common Stock (2)
Name, Age and Principal Occupation

Peter J. Sonnabend (3)                                                                             Age: 56; Director since May 1995;
Executive Chairman of the Board, Sonesta International Hotels Corporation . . . . . . . . . . . . . . . . .

    After graduating from Wesleyan University and Boston University School of Law, Mr. Sonnabend practiced law with the Boston law firm of Winer and Abrams from 1980 to 1987. In March 1987, he joined the Company as Vice President and Assistant Secretary, in May 1987 he became Vice President and Secretary, and in May 1995 was named Vice Chairman. From 1987-2003, he also represented the Company as General Counsel.  In December 2003, Mr. Sonnabend was named Chief Executive Officer and Vice Chairman, and in January 2009 was named Executive Chairman of the Board.  Mr. Sonnabend is involved in a number of business, professional and non-profit organizations.  Mr. Sonnabend’s legal and business experience, and his status as a significant shareholder in the Company, make him a valued member of the Board.

206,412 (5.6%)

Stephanie Sonnabend  (3)                                                                    Age: 57; Director since January 1996;
Chief Executive Officer and President, Sonesta International Hotels Corporation . . . . . . . . . . . .

    Ms. Sonnabend graduated from Harvard University in 1975, and The MIT Sloan School of Management in 1979. She joined the Company in 1979 and has held various managerial positions including Vice President of Sales, Vice President of Marketing, and Executive Vice President. In January 1996, she became President of the Company, and, in December 2003, was named Chief Executive Officer and President.  Ms. Sonnabend serves on the Board of Directors of Century Bancorp and Century Bank and Trust, and is involved in a number of not for profit organizations.  Ms. Sonnabend has more than 25 years of experience with the Company, including the last six years as CEO and President.  She is also a significant shareholder in the Company.  She is a valued member of the Board.

228,172 (6.2%)

Stephen Sonnabend (3)                                                              Age: 78; Director from April 1964 – May 2004;May 2005 – May 2006 and since May 2007;
   Hospitality Consultant. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . .

    Mr. Sonnabend joined the Company in 1954.  Mr. Sonnabend has served as General Manager of the Royal Sonesta Hotel in Cambridge and the Sonesta Beach Resort in Key Biscayne.  In addition, he managed the Kenmore Hotel in Boston and two Charterhouses in the Boston area.    In 1970, he became Senior Vice President of the Company, and from 1970 until 1973 was in charge of all resort operations.  Since July 2008, Mr. Sonnabend has provided consulting services to the Company.  He is involved in a number of civic, cultural and business organizations in South Florida.  In light of his history with the Company, and his hospitality industry expertise, Mr. Sonnabend is a valued member of the Board.

70,074 (1.9%)

Owned Beneficially as of
Nominees	April 1, 2010 (1)
Shares and
Percent of
Common Stock (2)
Name, Age and Principal Occupation

Jean C. Tempel                                                                                             Age: 67;  Director since September 1995;
       Managing Director, First Light Capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

    Ms. Tempel is Managing Partner of First Light Capital, a venture capital group, formerly Special Limited Partner, TL Ventures (1996-1998); General Partner, T L Ventures (1994 to 1996); and President and Chief Operating Officer of Safeguard Scientifics, Inc., a public technology business incubator company (1991 to 1993).  Ms. Tempel is a director of JBC Golf, Inc., United Way of Mass Bay and Project Hope.  Ms. Tempel is a trustee of Woods Hole Oceanographic Institute and The Dana Farber Cancer Institute.  She is also an overseer of The Boston Symphony Orchestra and a member of the President’s Council of the Massachusetts General Hospital.  Ms. Tempel is a Trustee Emeritus of Connecticut College, where she was Vice Chair of the Board and Chair of the Finance committee (2001 to 2008), and is a Trustee Emeritus of Northeastern University, where she was a Vice Chair of the Board and Chair of the Funds and Investment Committee (1998 to 2009).  Ms. Tempel is a graduate of Connecticut College and holds a Master of Science degree from Rensselaer Polytechnic Institute.  She is also a graduate of the Advanced Management Program at Harvard Business School.  In light of her vast experience evaluating companies and company management, and her status as a business leader, Ms. Tempel brings a unique perspective to the Board.

10,000 (.3%)

(1)
Shares are considered beneficially owned for the purposes of this Proxy Statement if held by the person indicated as beneficial owner, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of, such security, or if the person has the right to acquire beneficial ownership within sixty (60) days.

(2)	As of April 1, 2010 the nominees listed in the table above beneficially owned an aggregate of 727,188 shares (19.7%) of the Company’s Common Stock.

(3)
Stephanie Sonnabend and Jacqueline Sonnabend are sisters.  Peter J. Sonnabend is the cousin of Stephanie Sonnabend and Jacqueline Sonnabend.  Stephen Sonnabend is the uncle of Jacqueline Sonnabend, Peter J. Sonnabend and Stephanie Sonnabend.

INFORMATION RELATIVE TO THE BOARD OF DIRECTORS
AND CERTAIN OF ITS COMMITTEES

Determination of Independence

    The Company’s stock is listed on the NASDAQ Global Market under the symbol SNSTA. Under current NASDAQ rules, a Director of the Company qualifies as “independent” only if he or she is not an officer or employee of the Company or its subsidiaries and, in the opinion of the Company’s Board of Directors, he or she does not have any other relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director.  In addition, Directors will not be independent if they meet certain categorical standards in the NASDAQ rules.  In evaluating potentially material relationships, the Company’s Board of Directors considers commercial, banking, legal, accounting, charitable and familial relationships, among others. The Company’s Board of Directors has determined that none of Messrs. Abrams, Bower, Clark and Davis, nor Mmes. Mann and Tempel, has a material relationship with the Company, and each of these Directors is “independent” as determined under NASDAQ rules and Securities and Exchange Commission rules and regulations.  Although Mr. Abrams received compensation for legal services provided to the Company, in 2009, the amount of that compensation, $73,670 (including amounts paid by SBR-Fortune Associates LLLP, in which the Company was a 50% limited partner), was not deemed material enough to affect Mr. Abrams’ independence.

Nominating and Corporate Governance Committee and Director Candidates

    The Company’s Board of Directors has a Nominating and Corporate Governance Committee consisting of Messrs. Abrams, Bower and Clark, and Ms. Mann, all of whom are independent Directors.  Mr. Abrams serves as Chairman of this Committee. The functions of this Committee include consideration of the composition of the Board of Directors, recommendation of individuals for election as Directors of the Company, and developing procedures and guidelines regarding corporate governance issues.  (The Nominating and Corporate Governance Committee operates under a written charter, available on the Company’s website:  www.Sonesta.com.)

    Stockholders may recommend individuals for the Nominating and Corporate Governance Committee to consider as potential Director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of the Company’s stock for at least a year as of the date such recommendation is made to the “Sonesta Nominating and Corporate Governance Committee” c/o Office of the Secretary, Sonesta International Hotels Corporation, 116 Huntington Avenue, Floor 9, Boston, Massachusetts 02116. The Nominating and Corporate Governance Committee will consider a proposed Director candidate only if appropriate biographical information and background material is provided. The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to Board of Directors members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board of Directors. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board of Directors members.

    In evaluating a candidate’s experience and skills, the Nominating and Corporate Governance Committee may also consider qualities such as an understanding of the hotel industry, marketing, finance, regulation and public policy and international issues.  In evaluating a candidate’s independence, the Nominating and Corporate Governance Committee will consider the applicable independence standards of the NASDAQ Stock Market and such other factors as the Committee deems appropriate. The Nominating and Corporate Governance Committee will evaluate each Director candidate in the context of the perceived needs of the Board of Directors and the best interests of the Company and its stockholders.  The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees, nor does it have a formal diversity policy.  The Company believes that the backgrounds and qualifications of Directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Company’s Board of Directors to fulfill its responsibilities.

Audit Committee

    The Company’s Board of Directors has an Audit Committee consisting of Messrs. Bower, Clark and Davis, and Ms. Tempel.  All members of the Committee are independent Directors.  Mr. Clark serves as Chairman of this Committee, which meets periodically with the Company’s management and independent registered public accountants to assure that they are carrying out their responsibilities.  Additionally, this Committee assists the Board of Directors in overseeing the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, and the performance of the Company’s internal audit function and independent auditors.  (The Audit Committee operates under a written charter, available on the Company’s website:  www.Sonesta.com.)

Executive Committee

    The Company’s Board of Directors has an Executive Committee consisting of Messrs. Bower, Peter J. Sonnabend, and Stephen Sonnabend, and Ms. Tempel.  Mr. Peter J. Sonnabend serves as Chairman of this Committee.  The Committee has the authority, except as proscribed by law, to exercise the powers of the Directors in the management of the business affairs and property of the Company during the intervals between the meetings of the Board of Directors.

Compensation Committee

    The Company’s Board of Directors has a Compensation Committee consisting of Messrs. Abrams and Bower, and Mmes. Mann and Tempel, all of whom are independent Directors. Mr. Bower serves as Chairman of this Committee, which meets periodically to review, consider and approve the appropriateness of the Company’s management compensation.  The Committee also reviews the Company’s policy objectives regarding executive compensation, including whether the Company’s compensation policies are reasonably likely to have a material adverse effect on the Company.  Each year, management recommends compensation for executives and other employees earning more than $100,000 per year to Mr. Peter J. Sonnabend, Executive Chairman, and Ms. Stephanie Sonnabend, CEO and President, who in turn recommend compensation to the Committee.  Changes in compensation from the previous year are generally based on changes in the cost of living and changes in job responsibility.  The Committee then considers these compensation recommendations in light of a number of factors, including the executive’s or employee’s experience, tenure, performance, and the subjective perception of value the executive or employee creates for the Company.  Due to concerns regarding economic conditions affecting the hospitality industry, salaries were frozen in 2009.  In light of prevailing economic conditions, and the fact that salaries were frozen for 2009, the guideline for salary increases in 2010 was 2%.  Certain executives and employees received increases in excess of 2% for 2010; certain increases were approved based in part on data prepared by HCE Data Services and presented by HVS Executive Search, a hospitality consultant retained by the Compensation Committee to advise the Committee regarding the compensation paid to specified executive officers and to non-management Directors.  (The Compensation Committee operates under a written charter, available on the Company’s website:  www.Sonesta.com.)

Board and Management Leadership

    While the Company has no formal policy regarding whether the positions of Board Chairman and Chief Executive Officer must be held by separate individuals, those roles have been held by different individuals since December 2003.  At the present time Mr. Peter J. Sonnabend serves as Executive Chairman and Ms. Stephanie Sonnabend serves as Chief Executive Officer and President.  The Board believes this structure serves the interests of the Company.  Members of the Sonnabend family control approximately 59% of the Company’s stock, and Mr. Sonnabend and Ms. Sonnabend bring complementary skills and experience to their positions as Company leaders.

Risk Oversight

    The process of risk oversight, as practiced by the Company, has evolved over the 50-plus years the Company has been controlled, directly or indirectly, by the Sonnabend family.  Potential risks are evaluated by management and any material risk is disclosed to and assessed by the Board of Directors, either through its Committees or by the full Board.  This process has been effective to date and there have been no material disagreements related to risks between management and the Board, or among Board members.  (Past experience is, of course, no indication of whether such disputes will arise in the future.)

Communications from Stockholders and Other Interested Parties

    The Company’s Board of Directors will give appropriate attention to written communications on issues that are submitted by stockholders and other interested parties, and will respond if and as appropriate.

    Stockholders who wish to communicate with the Company’s entire Board of Directors may do so by writing to Peter J. Sonnabend, Executive Chairman of the Board, Sonesta International Hotels Corporation, 116 Huntington Avenue, Floor 9, Boston, Massachusetts 02116.  Stockholders who wish to communicate with individual Directors should address their communications to David A. Rakouskas, Secretary, Sonesta International Hotels Corporation, 116 Huntington Avenue, Floor 9, Boston, Massachusetts 02116.    All such communications will be forwarded by the Secretary directly to the person or persons for whom they are intended, as identified in the relevant communication.

Directors’ Attendance

    During 2009, there were seven meetings of the Board of Directors, two meetings of the Compensation Committee, three meetings of the Audit Committee, and one meeting of the Nominating and Corporate Governance Committee. The Executive Committee did not meet during 2009. Each of the nominees who were Directors during 2009 attended at least 75% of the total number of meetings of the Board of Directors and of the committees on which such Directors served during 2009.  The Company has no express policy regarding Board members’ attendance at its Annual Meeting of Stockholders; all Directors attended the Company’s 2009 Annual Meeting of Stockholders.

Executive Compensation

    The following tables provide certain information concerning compensation earned by the Company’s principal executive officers, and the next three most highly paid executive officers (we refer to these named executive officers as “NEOs”).

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($) (1)	Change in Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($)

Roger P. Sonnabend Executive Chairman	2009 2008	N/A 366,110 (2)	N/A N/A	N/A 26,880	0 0	N/A 57,169	N/A 450,159
Peter J. Sonnabend Executive Chairman	2009 2008	350,000 353,172 (3)	N/A N/A	5,541 28,735	0 0	38,777 40,375	394,318 422,282
Stephanie Sonnabend CEO & President	2009 2008	350,000 353,172 (3)	N/A N/A	5,541 28,735	0 0	39,112 41,812	394,653 423,719
Jacqueline Sonnabend Executive Vice President & Senior Quality Officer	2009 2008	330,000 338,826 (4)	N/A N/A	5,541 28,735	0 0	44,145 48,650	379,686 416,211
Felix Madera Executive VP International	2009 2008	414,557 414,557	N/A N/A	5,541 28,735	0 0	63,101 42,579	483,199 485,871
Philip M. Silberstein Executive VP Development	2009	400,000	N/A	N/A	0	18,705	418,705

____________

(1)
The Corporate Group A incentive plan percentage (described below under “Incentive Compensation Plan”) for 2009 was 2.46%.  For 2009 and 2008, incentive bonuses were calculated on the first $225,000 of a corporate employee’s salary only.  For 2008, the Corporate Group A plan percentage was 12.8%.

(2)	On July 1, 2008, this NEO’s salary was decreased from $418,374 to $360,000. He died on December 7, 2008. His salary for 2008 is for the period January 1, 2008 through December 5, 2008.

(3)	Effective July 1, 2008, this NEO’s salary was decreased from $356,343 to $350,000.

(4)	Effective July 1, 2008, this NEO’s salary was decreased from $347,651 to $330,000.

(5)	Other compensation includes matching contributions under the Company’s 401(k) Plan.

Incentive Compensation Plan

    Effective January 1, 2007, the Company adopted a revised incentive compensation plan for its hotels.  Under this plan a profit-based portion of the bonus, which is paid out of 10% of profits in excess of the hotel’s profit threshold, is a maximum of 22% of salary for the highest level of hotel employee participants (Group A).  Profit thresholds are established at the beginning of each year based on historical profits achieved and planned profits for the year, and are subject to approval of the Board of Directors.  Another  8% of salary can be realized by satisfying a variety of quantitative and qualitative measures, including the hotel’s RevPAR (revenue per available room) Index compared to the hotel’s competitive set, guest satisfaction scores, room inspection results and employee climate surveys.  The maximum bonus that can be earned by a member of Group A equals 30% of salary.  The maximum bonuses for members of Groups B and C are 15% and 7.5% of salary, respectively.  This same incentive compensation plan was approved for 2010.  Under the formula for calculating Corporate incentive plan bonuses for 2010, NEOs, as in the past, will participate in the Company’s Corporate Group A incentive compensation plan, and will receive the average of the bonus percentages earned by participants in the Group A program in each of the participating hotels.  For 2008 and 2009, the Company’s Compensation Committee approved bonuses to Corporate Office executives equal to the average of the bonus percentage earned by Group A participants in each of the hotels participating in the Incentive Program, but capped the amount of salary to which the bonus percentage would apply at $225,000.  As a result, Corporate Group A participants received Incentive Program compensation equal to 12.8% of 2008 salaries and 2.46% of 2009 salaries, subject to a cap on earnings of $225,000.  The resulting maximum incentive compensation, $28,735 in 2008, and $5,541 in 2009, applied to all NEOs in the Summary Compensation Table above.  Similar to 2008 and 2009, for 2010 the Compensation Committee capped the portion of salary of Corporate Group A participants on which incentive compensation is calculated.  For 2010, the cap is $250,000.

Pension Benefits
Name	Plan Name (1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Roger P. Sonnabend	Sonesta Pension Plan	27	0	0
Peter J. Sonnabend	Sonesta Pension Plan	19 years 10 months	530,370	0
Stephanie Sonnabend	Sonesta Pension Plan	27 years 6 months	759,355	0
Jacqueline Sonnabend	Sonesta Pension Plan	22 years, 11 months	603,781	0
Felix Madera	Sonesta Pension Plan	24 years 11 months	857,432	0
_____________
(1)           The official name of the pension plan is the Sonesta International Hotels Corporation Pension Plan.

    The Company has an I.R.S. qualified defined benefit pension plan which covers all non-union salaried employees at its executive offices and its owned and leased hotels, and certain of its managed hotels. All officers and Directors who are full-time employees of the Company are covered under this plan. Benefits under the plan are based on the average compensation for the highest sixty consecutive months of service during employment and the employees’ years of service.  Effective January 1, 2006, an employee is eligible to receive full benefits under the plan after 35 years of service.  Prior to January 1, 2006, employees were eligible for full benefits after 27 years of service.  The plan provides for integration with 50% of the primary Social Security benefit, reduced proportionately for each year of service less than thirty five (twenty seven prior to January 1, 2006).  It provides for a normal retirement age of 65 and an early retirement age of 55 with five years of service. Benefits become vested at normal retirement age or upon the completion of five years of service and attaining the age of 21. Thus, the Company is unable to ascertain the benefits which may accrue to its Directors and/or officers since the benefits are based on variable factors.  The terms of the pension plan, as well as the actuarial assumptions, are further described in footnote 8 of the Company’s 2009 Annual Report filed on Form 10-K on March 29, 2010.

    Effective December 31, 2006, the Company froze its pension plan and, as of January 1, 2007, began providing matching contributions of up to 4% of earnings to employees who make 401(k) contributions.  The Company suspended matching contributions in 2009, but resumed them on a reduced basis as of April 1, 2010.

Agreements with NEOs/Potential Payments Upon Termination or Change-in-Control

    The Company does not have any employment or other agreements with its current NEOs.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)

George S. Abrams	26,000	0	26,000
Joseph L. Bower	26,000	0	26,000
Charles J. Clark	30,500	0	30,500
Clarence A. Davis	19,750	0	19,750
Irma F. Mann	26,000	0	26,000
Stephen Sonnabend	26,000	0	26,000
Jean C. Tempel	26,000	0	26,000

    During 2009, Directors who are not employees of the Company (“Outside Directors”) received fees totaling $25,000 per year, except the Chairman of the Audit Committee who received an additional $5,000.  Outside Directors also received an additional $500 for each meeting deemed non-routine.  In 2009, there were two such non-routine meetings.  For 2010, Outside Directors will receive fees totaling $30,000 per year, except the Chairman of the Audit Committee who receives an additional $5,000, and the Chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee who each receive an additional $2,500.  Outside Directors will also receive an additional $1,000 for each meeting attended.

Related Person Transactions

    Related person transactions involving amounts in excess of $120,000 are rare for the Company.  While the Company does not have a written policy regarding such transactions, any transaction between the Company and a related party involving a significant amount (which for this purpose would be less then $120,000) is subject to review and approval by the Audit Committee.  The Company was not a party to, nor did it participate in, any related person transactions exceeding this threshold in 2009.

PRINCIPAL STOCKHOLDERS

    Except as set forth below, the following table sets forth certain information as of April 6, 2010 with respect to the Company’s NEOs listed in “Summary Compensation Table” above, the Company’s executive officers and Directors as a group, and persons known to the Company to be the beneficial owners of more than 5% of the Company’s Common Stock.  Ownership information for individual Directors and nominees appears on pages 2 to 6.

	Number of Shares
Name and Address of Beneficial Owner	Beneficially Owned (1)(2)		Percent of Class
Named Executive Officers:
Felix Madera	0		0%

Philip M. Silberstein	0		0%

Jacqueline Sonnabend	209,556		5.7%
116 Huntington Avenue
Boston, MA 02116

Peter J. Sonnabend	206,412		5.6%
116 Huntington Avenue
Boston, MA 02116

Roger P. Sonnabend (Estate of)(3)	155,617		4.2%

Stephanie Sonnabend	228,172		6.2%
116 Huntington Avenue
Boston, MA 02116

All executive officers and Directors as group (12 persons)	727,188		19.7%

5% Stockholders:
Alan M. Sonnabend . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	269,375	(4)	7.3%
260 Crandon Boulevard
Unit C-12

Cantor Fitzgerald Europe (5) . . . . . . . . . . . . . . . . . . . . .	300,000		8.1%
One America Square
London EC 3N 2LS
United Kingdom

Mercury Real Estate Advisors LLC (6) . . . . . . . . . . . . . .	184,845		5.0%
Three River Road
Greenwich, CT 06807

Mario J. Gabelli (7). . . . . . . . . . . . . . . . . . . . . . . . . . . .	823,996		22.3%
One Corporate Center
Rye, NY 10580
__________________

(1)	See note 1 on Page 5.

(2)	The Company is not aware that any stock owned or controlled by any officer or director was pledged as security for any financial obligation.

(3)	Joan S. Sonnabend, Executrix, currently has voting and dispositive power over these shares. These shares are not included in “All executive officers and Directors as a group”.

(4)	Alan M. Sonnabend is not an executive officer of the Company. Accordingly, these shares are not included in “All executive officers and Directors as a group”.

(5)
The information is as of July 7, 2006 and is based solely on Schedule 13G filed with the SEC on July 7, 2006 by Cantor Fitzgerald Europe.  The relevant members of the filing group are CF&Co.LLC., CF&Co Holdings, L.P., CFCO Holdings, LLC., Cantor Fitzgerald, L.P., CF Group Management, Inc. and Howard W. Lutnick.

(6)
The information is as of April 2, 2009 and is based solely on a Schedule 13D/A filed with the SEC on April 2, 2009 by Mercury Real Estate Advisors LLC.  The relevant members of the filing group are Mercury Real Estate Advisors LLC, David R. Jarvis and Malcolm F. MacLean IV, each with the address as stated in this table.  Shares beneficially owned by Mercury Real Estate Advisors LLC, David R. Jarvis and Malcolm F. MacLean IV represent shares held by Mercury Special Situations Fund LP, Mercury Special Situations Offshore Fund, Ltd., Mercury Global Alpha Fund LP and Mercury Special Situations Leveraged Fund LP, of which Mercury Real Estate Advisors LLC is the investment adviser.  Messrs. Jarvis and MacLean are the managing members of Mercury Real Estate Advisors LLC.

(7)
The information is as of March 5, 2010 and is based solely on a Schedule 13D/A filed with the SEC on March 5, 2010 by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer.  The relevant members of the filing group are GGCP, Inc., GAMCO Investors, Inc., Gabelli Funds, LLC, GAMCO Asset Management, Inc., Teton Advisors, Inc., and Mario J. Gabelli.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and certain officers, and any person who owns more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company’s Common Stock.   Based upon the information supplied to us by such persons, we are required to report any known failure to file these reports within the period specified by the instructions to the reporting forms.   To our knowledge, based upon a review of the Section 16(a) reports furnished to us and the written representation of officers and Directors, all these filing requirements were timely satisfied by our Directors and officers and 10% stockholders for the fiscal year ended December 31, 2009.

Audit Committee Report

    The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

    The Audit Committee reviewed with the Company’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the auditing standards of the Public Company Accounting Oversight Board.    In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence and the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications With Audit Committees,” as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted, amended, supplemented or superseded by the rules of the Public Company Accounting Oversight Board.  The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has considered the compatibility of nonaudit services with the auditors’ independence, and concluded that such services were acceptable.

    The Audit Committee discusses with the Company’s independent registered public accounting firm the overall scope and plans for their audit.   The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.  In addition, the Chairman of the Audit Committee meets with Management and the Company’s independent auditors to review the Company’s quarterly reports filed on Form 10-Q.

    In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.   The Audit Committee has also approved the selection of Caturano and Company, P.C. as the Company’s independent registered public accounting firm for 2010.

    Submitted by the Audit Committee.

    Charles J. Clark, Chairman, Joseph L. Bower, Clarence A. Davis and Jean Tempel

    April 20, 2010

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    Caturano and Company, P.C. has served as the Company’s independent registered public accounting firm since 2004.  A representative of Caturano and Company P.C. is expected to be present at our Annual Meeting of Stockholders, with the opportunity to make a statement if he or she desires to do so. This representative will be available to respond to appropriate questions from shareholders who are present at our Annual Meeting.

    The fees for services provided by Caturano and Company, P.C. to the Company in the last two fiscal years were as follows:

	FY 2008	FY 2009

Audit Fees	$137,500	$153,500
Audit of Pension and 401(k)
Benefit Plans	16,000	18,000
Other Fees (1)	1,850	1,500
Total Fees	$155,350	$173,000

__________
(1) Other fees include tax advisory fees.

    The Company’s Audit Committee has established policies and procedures which are intended to control the services provided by the Company’s auditors and to monitor their continued independence.  Under these policies, no services may be undertaken by the Company’s auditors unless the engagement is specifically approved by the Company’s Audit Committee or the services are included within a category which has been pre-approved by the Audit Committee.  The maximum charge for services is established by the Audit Committee when the specific engagement or the category of services is approved or pre-approved.  In certain circumstances, management is required to notify the Audit Committee when pre-approved services are undertaken and the Committee or its Chairman may approve amendments or modifications of the engagement or the maximum fees.

    The Company’s Audit Committee will not approve engagements of the Company’s auditors to perform non-audit services for the Company if doing so will cause the auditors to cease to be independent within the meaning of applicable SEC or NASDAQ rules.  In other circumstances, the Audit Committee considers, among other things, whether the auditors are able to provide the required services in a more or less effective and efficient manner than other available service providers.

    All services for which the Company engages the auditors are approved by the Audit Committee.  The total fees the Company paid to Caturano and Company P.C. for services in 2008 and 2009 are set forth above.

    The Company’s Audit Committee approved the engagement of Caturano and Company P.C. to provide audit related services and tax services in 2008 and 2009, respectively (which include the annual audits of the Company’s Pension Plan and 401(k) Plan), because it determined that for Caturano and Company, P.C. to provide these services would not compromise its independence, and that its familiarity with the Company’s record keeping and accounting systems would permit them to provide these services with equal or higher quality, more quickly and at a cost similar to what the Company could obtain these services from other providers.

STOCKHOLDER PROPOSALS

    Proposals and nominees that stockholders intend to present at the next Annual Meeting of Stockholders must comply with Rule 14a-4 under the Securities Exchange Act of 1934 and must be received at the principal executive offices of the Company, 116 Huntington Avenue, Floor 9, Boston, Massachusetts 02116, Attention:  David Rakouskas, Secretary, not later than March 4, 2011.

    A stockholder who intends to present a proposal at the 2011 Annual Meeting of Stockholders for inclusion in the Company’s proxy materials relating to that meeting must comply with Rule 14-8 under the Securities Exchange Act of 1934 and must submit the proposal by December 21, 2010.  In order for the proposal to be included in the Proxy Statement, the stockholder submitting the proposal must meet certain eligibility standards and comply with the requirements as to form and substance established by applicable laws and regulations.  The proposal must be mailed to David A. Rakouskas, Secretary, Sonesta International Hotels Corporation, 116 Huntington Avenue, Floor 9, Boston, Massachusetts 02116.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

    Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports.  This means that unless stockholders give contrary instructions, only one copy of the Company’s Proxy Statement or Annual Report may be sent to multiple stockholders in each household.  The Company will promptly deliver a separate copy of either document to a stockholder if he or she calls or writes to the Company at the following address or telephone number:  David A. Rakouskas, Secretary, Sonesta International Hotels Corporation, 116 Huntington Avenue, Floor 9, Boston, Massachusetts 02116; (617) 421-5453.  If a stockholder wants to receive separate copies of the Company’s Proxy Statement or Annual Report in the future, or a stockholder is receiving multiple copies and would like to receive only one copy per household, he or she should contact his or her bank, broker or other record holder, or he or she may contact the Company at the above address or telephone number.

MISCELLANEOUS

    The Board of Directors does not know of any matters, other than those discussed in this Proxy Statement, which may come before the Meeting. However, if any other matters are properly presented at the Meeting it is the intention of the persons named in the accompanying Proxy to vote, or otherwise act, in accordance with their judgment on such matters.

By Order of the Board of Directors

DAVID A. RAKOUSKAS
Secretary

    Dated: April 20, 2010

The Board of Directors hopes that all stockholders will attend the Meeting. In the meantime, you are requested to execute the accompanying Proxy and return it in the enclosed envelope. Stockholders who attend the Meeting may vote their stock personally even though they have sent in their Proxies.